Exhibit 10.5

Executing a Retail Investor Marketing campaign for Z Squared Inc. Client: Z Squared Inc. Delivered on: 2/24/26 Submitted by: Retail Sparks

OVERVIEW AND GOALS 1 Dear Ryan, In the world of retail investor marketing, the term “proper marketing campaign” has been tossed around so much that it risks becoming a cliché. But here’s the reality: retail investors demand more than buzzwords — they seek transparency, engagement, and value. If we had a Bitcoin for every generic retail investor marketing promise, we’d be crypto tycoons. We are thrilled to present a tailored strategy to engage and captivate retail investors, combining data - driven insights and interactive content. Our retail investor marketing strategy focuses on engaging and educating your audience through interactive content, community - building, and targeted outreach. We will execute a series of initiatives designed to build trust, foster transparency, and drive participation across key platforms. Key deliverables include: • Launch and manage the official Z Squared retail investor subreddit to cultivate a strong and engaged retail shareholder base on Reddit. • Post regular updates across multiple potent retail investing social media communities to reach active retail investor traders and long - term investors. • Host high - impact AMAs and executive interviews across X, YouTube, and Discord, spotlighting Z Squared's milestones, partnerships, and upcoming company updates. • Monthly live sessions hosted on Retail Sparks financial partner networks, connecting Z Squared with tens of thousands of active retail investors on a monthly basis. • Publish due dillegence reports in key retail investor platforms and execute monthly content marketing campaigns that will garner multi - platform visibility across Reddit, X, Stocktwits, and Discord. It has been great speaking with you and we are excited to partner with you to deliver the best results possible moving forward. We are looking forward to discussing next steps with you. Sincerely, Retail Sparks Team

Retail Sparks - Retail Investor Activation Campaign | Z S quared Inc. STRATEGY & TIMELINE The 'Z Squared Inc. Social & Investor Engagement Timeline' below highlights the timeframe per service we are offering. Upon signing the proposal we are prepared to start working as per our timeline below. Campaign Timeline Overview Timeline • Month 1 (March 2026) ◦ Launch ofCcial Z Squared sub - reddit to connect with the Reddit investor community ◦ Host Initial Reddit AMA with Z Squared leadership ◦ Publish the Crst Due Diligence Report ◦ Schedule Crst YouTube and Discord retail investor community interviews with Z Squared leadership ◦ On - going omnichannel clips ampliCcation across Reddit, X, and Stocktwits. • Month 2 (April 2026) ◦ Publish the second Due Diligence Report ◦ Launch Second Reddit AMA / Executive interview ◦ Host Initial Retail Investor Audience facing “X Investor Space” ◦ Host Second YouTube and Discord Retail Investor Analyst interview ◦ Sustained community management and investor education via retail investor group postings ◦ On - going omnichannel clips ampliCcation across Reddit, X, and Stocktwits • Month 3 (May 2026) ◦ Publish third Due Diligence Report ◦ Host third Reddit AMA timed around anticipated commercial or strategic updates ◦ Schedule 2 more retail investor community interviews based on Crst 8 weeks progress ◦ On - going omni channel clips ampliCcation across Reddit, X, and Stocktwits. Full Campaign Overview & Growth Strategy 2

# COSTS STRUCTURE

***The outline below details the estimated costs for each service we offer. Upon approval and signing of the proposal, we are ready to begin work according to the specified schedule.***

| Campaign Cost Overview | Cost |
| --- | --- |
| Services Retainer Package for 3 months | $[***] / month cash<br>$75,000 total equity grant |
| One-time Software and Infrastructure Campaign Activation Setup Fee | $[***] Waived for Z Squared Team |

*** Any real time news from Z Squared Inc. will be integrated and disseminated across social media platforms including X, Reddit, Discord, and other investor communities to ensure visibility and engagement.*

Retail Sparks - Retail Investor Activation Campaign | Z Squared Inc.
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OPERATIONAL AGREEMENT This Marketing Services Agreement (“ Agreement ”) is made and entered into this 2/24/26 (“ Effective Date ”), by and between Fulcrum New Amsterdam LLC (DBA Retail Sparks) , a Wyoming limited liability company (“ Retail ”), and Z Squared Inc. (“ Company ”): Engagement : Company hereby hires Retail as the Company’s marketing agency for the Company’s retail investor outreach campaign (the “ Campaign ”) with the objective of generating retail investor awareness for the Company through any online or offline means, including but not limited to via Reddit, X, Discord, Facebook, Google, social media sites and any other means permissible by law (the “ Services ”). Fees : Retail reserves the right to interrupt the Services if the account becomes past due. This interruption in Services does not relieve. Company of financial responsibility to pay any and all outstanding balances and future fees due, including but not limited to, payment which shall come due for all periods in which Company remains in arrears Term: The term of this Agreement will commence upon the Effective Date and shall continue as mentioned above in the "timeframe" and "cost structure" sections. This contract can be terminated sooner with a 30 day notice in accordance herewith (the “ Term ”). Termination: Either party may terminate this Agreement at any time by delivering written notice of termination to the other party no less than thirty (30) days prior to the effective date of such termination. Effect of Termination: The Company shall pay Retail for all services rendered and work performed up to the effective date of termination. Accordingly, Retail will send to the Company a final bill for the last month of Services prorated by the number of days of Services for the respective month prior to termination. The Company shall pay the invoice within ten (10) days of receipt. Retail Sparks - Retail Investor Activation Campaign | Z Squared Inc. 4

Independent Contractor : The parties agree that Retail will perform the Services as an independent contractor of the Company (not an employee of the Company) for the duration of this Agreement. The Company acknowledges that Retail may engage third - party suppliers and other vendors and subcontractors (“ Subcontractors ”) from time to time to perform the Services. Retail shall supervise such Services and endeavor to guard against any loss to Company as the result of the failure of Subcontractors to properly execute their commitments, but Retail shall not be responsible for their failure, acts, or omissions, except where such failure, acts, or omissions are due to Retail’s negligence or willful misconduct. If the Company enters into arrangements with third - party vendors, subcontractors, or suppliers regarding the provision of materials or services (“ Preferred Suppliers ”) and requests that Retail utilize such Preferred Suppliers in the discharge of the Services hereunder, the Company remains solely responsible for such Preferred Suppliers. Company Responsibilities : The Company agrees to be responsive to Retail’s inquiries, emails and questions. Confidential Information : The Company agrees to hold Retail’s Proprietary or Confidential Information in strict confidence. As used herein, the term “ Proprietary or Confidential Information ” shall include, but is not limited to, written or oral contracts, trade secrets, know - how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information. Representations and Warranties : Retail represents and warrants that the Services will be performed in a professional manner. Notwithstanding the foregoing, the services are provided on an “as is” and “as available” basis, and Retail expressly disclaims all other warranties, express and implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose. Retail makes no warranty of any kind, whether express or implied, with regard to any third - party products, third - party content, or any software, equipment, or hardware obtained from third parties. Indemnification : The Company shall indemnify, defend, and hold harmless Retail, its parents, subsidiaries, and affiliated companies, and its and their respective employees, officers, directors, shareholders, and agents (each an “ Retail Indemnitee ”) from and against any and all losses incurred by an Retail Indemnitee based upon or arising out of any third - party claim, allegation, demand, suit, or proceeding (each, a “ Claim ”) made or brought against any Retail Indemnitee with respect to any advertising, branding, research or other products or services which Retail prepared or performed for the Company hereunder to the extent that such Claim relates, in whole or substantial part, to: (i) the inaccuracy of any information supplied by the Company or its agents to Retail; (ii) the use of any marketing, branding, research, advertising, packaging, trademark, ... Retail Sparks - Retail Investor Activation Campaign | Z Squared Inc. 5

software, hardware or other materials, or components thereof, furnished by the Company or its agents to Retail to be included in any Materials or media placements; (iii) the use of any materials or data provided or created by Retail and changed by the Company or its agents or used in a manner different from that agreed by the parties; (iv) risks or restrictions known by Company where Company nonetheless elected to proceed; (v) the unauthorized or improper use of Materials by the Company, Company’s designees, licensees, distributors, franchisees or Company affiliates; (vi) allegations of patent, trademark or trade dress infringement or any other violation of a patent, trademark or trade dress right; (vii) any material breach of the terms of this Agreement by, or any act of omission of, the Company.or its agents or employees; and (viii) the negligence, gross negligence, bad faith, or intentional or willful misconduct of the Company or its employees, agents or Company affiliates. Limitation of Liability: excluding indemnification obligations or damages arising from breach of a party’s confidentiality obligations, Retail shall not be liable to the company, regardless of the form of action, whether in contract, tort, or otherwise, for any lost profits (excluding direct damages for Retail's anticipated fees), business interruption, or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of or relating to this agreement, even if Retail has been advised of the possibility of such damages or liability, nor shall Retail’s aggregate liability for any other damages arising out of this agreement exceed the revenue paid by the company to Retail in accordance with the applicable sow. Governing Law, Jurisdiction, and Venue : This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Florida, without regard to its conflict of laws rules or choice of law principles. Exclusive jurisdiction and venue for any claims made by either party against the other shall be within the state and federal courts located in Miami, FL. Waiver : The failure of any party to seek redress for violation of or to insist upon the strict performance of any agreement, covenant, or condition of this Agreement shall not constitute a waiver with respect thereto or with respect to any subsequent act. Successors and Assigns : This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Retail Sparks - Retail Investor Activation Campaign | Z Squared Inc. 6

Severability : Wherever possible each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under any such law, such provision shall be limited to the minimum extent necessary to render the same valid or shall be excised from this Agreement, as the circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited or as if said provision had not been included herein, as the case may be, and enforced to the maximum extent permitted by law, and the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated by this Agreement can be consummated as contemplated. Force Majeure : Neither the Company nor Retail shall be liable to the other for any failure, inability, or delay in performing hereunder if caused by any cause beyond the reasonable control of the party so failing, including, without limitation, an Act of God, war, strike, or fire; but due diligence shall be used in curing such cause and in resuming performance. Survival : Provisions of this Agreement, the performance of which by either or both parties, or by their sense and context, are intended to survive, will survive the completion, expiration, termination, or cancellation of this Agreement. Entire Agreement : This Agreement constitutes the entire agreement between Retail and the Company relating to the subject matter hereof and supersedes any prior agreement or understandings between them. This Agreement may not be modified or amended unless such modification or amendment is agreed to by both Retail and the Company in writing. Retail Sparks - Retail Investor Activation Campaign | Z Squared Inc. 7

1. Please read the contract on the previous page to make sure you understand all the details involved with us working together. It’s really important to us that everything is transparent and understood from the beginning so that we lay a solid foundation for a great working relationship. 2. If you have any questions at all, please let us know. We’re happy to clarify any points and there may be some items that we can sort out together. We’re committed to finding the best way to work together. 3. Once you feel confident about everything and are ready to move forward, please click the 'sign here' button below. 4. Sign in the box below to make the acceptance official. 5. Once we receive notification of your acceptance, we’ll contact you shortly to sort out next steps and get the project rolling. 6. We’ll email you a separate copy of the signed contract for your records. NEXT STEPS Retail Sparks 2/24/26 Date David Halabu (Feb 24, 2026 18:35:45 EST) Z Squared Inc. 24/02/26 Date Retail Sparks - Retail Investor Activation Campaign | Z Squared Inc. 8